Exhibit 10.82

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of the 19th day of November, 2007, by and between TRI-S SECURITY CORPORATION, a Georgia corporation (the “Company”), and NICOLAS V. CHATER, an individual resident of the State of Georgia (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive desire that the Executive become employed by the Company as provided herein;

WHEREAS, the Company desires to provide fair and reasonable benefits to the Executive on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company desires reasonable protection of its confidential business and customer information which it has developed over the years at substantial expense and assurance that the Executive will not compete with the Company for a reasonable period of time after termination of his employment with the Company, except as otherwise provided herein; and

WHEREAS, the Company and the Executive desire to set forth in writing the terms and conditions of the Executive’s employment with the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Employment and Duties.

(a) Upon the terms and subject to the conditions set forth in this Agreement, effective as of the date hereof, the Company hereby employs the Executive as the Chief Financial Officer of the Company, and the Executive hereby accepts such employment. During the term of this Agreement, the Executive agrees that this position will be his principal employment, that he will serve the Company faithfully and to the best of his ability and that he will devote his full business time, attention and skills to the operation of the business of the Company, subject to reasonable absences for vacation and illness, and that he will perform such duties, functions and responsibilities in connection with such position and consistent with the foregoing as are from time to time delegated to the Executive by the Chief Executive Officer of the Company; provided, however, that the foregoing shall not be deemed to restrict the Executive from devoting a reasonable amount of time and attention to the management of his personal affairs and investments, so long as such activities do not interfere with the responsible performance of the Executive’s duties hereunder. The Executive shall provide the Chief Executive Officer of the Company with periodic reports on, and keep him informed on a current basis concerning, the business and affairs of the Company.

(b) The Company shall provide the Executive with a private office, office equipment, supplies and other facilities and services suitable to the Executive’s position to be located at the corporate offices of the Company.

2. Term. The term (“Term”) of this Agreement shall commence on the date hereof and shall continue until the earlier of June 30, 2010 or the date on which this Agreement is terminated pursuant to the terms hereof.

3. Compensation and Benefits. In consideration of the services rendered by the Executive to the Company hereunder, the Company hereby agrees to pay or otherwise provide the Executive the following compensation and benefits, it being understood that the Company shall have the right to deduct therefrom all taxes which may be required to be deducted or withheld under any provision of applicable law (including, without limitation, Social Security payments, income tax withholding and other required deductions now in effect or which may become effective by law any time during the Term):

(a) The Executive shall receive an annual salary of Two Hundred Fifty Thousand Dollars ($250,000.00) to be paid in equal installments in accordance with the Company’s salary payment practices in effect from time to time. On the each annual anniversary of this Agreement, the annual salary to be received by Executive hereunder shall be increased by an amount not less than five percent (5%), it being understood that the Company’s Board of Directors (the “Board”) will consider greater annual salary increases. The Company may consider and declare from time to time additional increases in salary it pays the Executive. As used herein, “Salary” refers to the annual Salary then being paid to the Executive pursuant to this Section 3(a).

(b) In addition to Salary, the Executive shall be entitled to receive an annual retention bonus of Twenty Five Thousand Dollars ($25,000), payable on November 19th of each year.

(c) The Executive also shall be entitled to receive, for each fiscal year of the Company (a “Fiscal Year”) during the Term, a bonus (the “Profit Bonus”) equal to three percent (3%) of the Company’s EBITDA, as adjusted (defined as earnings before interest, income taxes, depreciation, amortization, non-cash stock-based compensation and other income/expense), for such Fiscal Year; provided, however, that the Profit Bonus for any fiscal year shall not exceed one hundred percent (100%) of the Salary for such Fiscal Year. The Profit Bonus for any Fiscal Year shall be paid in the Fiscal Year following the Fiscal Year for which it is earned, with such payment to be made within thirty (30) days after the Company has finalized its audited financial statements for such Fiscal Year during which the Profit Bonus was earned. Notwithstanding anything herein to the contrary, if the Executive’s employment is terminated by the Company pursuant to Section 4(a)(iv) or by Executive pursuant to Section 4(a)(v)(1) prior to the end of any Fiscal Year during the Term, then the Executive shall be entitled to receive a pro rata Profit Bonus, based on the number of days that have elapsed from the beginning of the Fiscal Year until the date of termination, and calculated based on actual results for the Fiscal Year and payable at the same time the Profit Bonus would otherwise have been payable if the Executive’s employment had not been so terminated.

(d) Notwithstanding anything herein to the contrary, for Fiscal Year 2008, the Executive’s Profit Bonus shall be calculated as set forth above in Section 3(c), provided, however, that if such calculation results in a Profit Bonus that would be less than $90,000, then the Executive’s Profit Bonus for fiscal year 2008 shall instead be equal to $90,000.

(e) During the Term, the Executive shall be included as a participant in all present and future employee benefit, retirement and compensation plans generally available to executives of the Company, consistent with his Salary and his position with the Company, including, without limitation, the Company’s pension plan and hospitalization, major medical, disability and group life insurance plans.

(f) During the Term, the Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by him in connection with the fulfillment of his duties hereunder, upon receipt of appropriate vouchers therefor, provided that the Executive has complied with all reasonable policies and procedures relating to the incurrence and reimbursement of such expenses as shall, from time to time, be established by the Company. Such reimbursement shall be subject to the following conditions: (i) the reimbursement in any one calendar year shall not affect the amount of reimbursement in any other calendar year, (ii) the reimbursement shall be made not later than December 31 of the year following the year in which the expense was incurred, and (iii) the reimbursement shall not be subject to liquidation or exchange for another benefit.

(g) The Executive shall be entitled to four (4) weeks vacation with pay during each Fiscal Year of the Company, and such vacation to be taken by the Executive at such times as shall be consistent with the business requirements of the Company. Such vacation time allowance shall be a cumulative accrual, and any unused vacation time for each year of the Term shall not be forfeited by the Executive if not used during such year, provided that at no time shall the Executive take more than two weeks of vacation consecutively.

(h) The Company shall grant to the Executive pursuant to the Company’s Amended and Restated 2004 Stock Incentive Plan (the “Incentive Plan”), a ten (10) year qualified stock option (the “Initial Option”) to purchase 100,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an exercise price equal to the Fair Market Value (as defined in the Incentive Plan) of the Common Stock on the date of grant (the “Date of Grant”). The Initial Option shall vest and first become exercisable with respect to one-half (1/2) of the underlying shares of Common Stock on each of the first and second anniversary of the Date of Grant. The Date of Grant shall be the date on which the Compensation Committee of the Board approves the issuance of the Initial Option. Subject to availability under the Incentive Plan, the Company also shall grant to the Executive pursuant to the Incentive Plan on each anniversary of the date hereof during the Term an additional ten-year option to purchase at least 50,000 shares of Common Stock at an exercise price equal to the Fair Market Value of the Common Stock on such anniversary date, with such option to vest and first become exercisable in equal installments over a two-year period (collectively, the “Subsequent Options”). The Executive understands and acknowledges that, if at the time the Executive elects to exercise the Initial Option, any Subsequent Option or any portion thereof, a Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission is not effective or otherwise available to cover the issuance of the underlying shares upon such exercise, then such exercise and subsequent issuance must be delayed until such issuance is registered pursuant to the Securities Act of 1933, as amended, or an exemption from registration requirements thereof is available.

4. Termination.

(a) This Agreement and the Executive’s employment hereunder shall terminate on the earliest to occur of the following events: (i) on the mutual agreement of the Company and the Executive; (ii) the death of the Executive; (iii) the Executive becoming unable to perform a substantial portion of his duties as described herein, even with a reasonable accommodation, due to injury, illness or disability (mental or physical) as determined by an independent physician selected by the Company and reasonably satisfactory to the Executive for a period of six (6) consecutive months or any aggregate period of six (6) months in any twelve (12) month period (“Disability”); (iv) immediately upon the Company giving written notice (referred to herein as the “Notice of Termination”) to the Executive of termination for any reason or for no reason; (v) immediately upon the Executive giving a Notice of Termination, which Notice of Termination shall specify in reasonable detail the reason (or lack thereof) for such termination hereunder, to the Company of termination (1) due to a material breach by the Company of, or a material failure by the Company to perform, the terms and conditions of this Agreement and, after written notice from the Executive within 90 days of such breach or failure, the Company fails to cure such breach or fails to perform within 30 days following such notice, or (2) for any other reason or for no reason; or (vi) immediately and at any time upon the Company giving a Notice of Termination to the Executive of a termination for Cause (as defined herein), which Notice of Termination shall specify in reasonable detail the Cause for such termination hereunder.

(b) For purposes of this Agreement, “Cause” for termination hereof shall exist if: (i) the Executive is convicted of, or pleads guilty or nolo contendere to, any act of fraud, misappropriation or embezzlement, or any felony; (ii) in the reasonable determination of the Board, the Executive has engaged in conduct or activity materially damaging to the business of the Company (it being understood, however, that unintentional physical damage to any property of the Company by the Executive shall not be a ground for such a determination by the Board); or (iii) the Executive has failed, without reasonable cause, to devote his full business time and best efforts to the business of the Company as provided in Section 1(a) hereof and, after written notice from the Company of such failure, the Executive at any time thereafter again so fails.

5. Compensation Upon Termination. In the event of the termination of the Executive’s employment with the Company pursuant to Section 4 hereof, the Company shall continue to pay compensation and benefits to the Executive as follows:

(a) In the event of a termination pursuant to Section 4(a)(v)(2) or Section 4(a)(vi) hereof, compensation provided for herein shall continue to be paid, and the Executive shall continue to participate in the employee benefit, retirement, compensation plans and other perquisites as provided in Section 3 hereof, through and including, without limitation, the date of termination specified in the Notice of Termination (the “Date of Termination”). Any benefits payable under insurance, health, retirement and bonus plans as a result of the Executive’s participation in such plans through the Date of Termination shall be paid when due under such plans.

(b) In the event of a termination pursuant to Section 4(a)(iv) or Section 4(a)(v)(1) hereof, the Company shall pay to the Executive an amount equal to the Executive’s then-current Salary and Profit Bonus, payable in a single lump sum within 30 days following the Date of

Termination (or any later date required pursuant to Section 9 hereof). In addition, the Executive shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in Section 3 hereof for a period of twelve (12) months after the Date of Termination, so long as the Executive is not in breach of the terms and conditions of Section 7 hereof. Notwithstanding the immediately preceding sentence, any benefits payable under insurance, health, retirement and bonus plans as a result of the Executive’s participation in such plans through the Date of Termination shall be paid when due under such plans.

(c) In the event of a termination pursuant to Section 4(a)(ii) or Section 4(a)(iii) hereof, compensation provided for herein shall continue to be paid, and Executive shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in Section 3 hereof (i) in the event of the Executive’s death, through the date of death, or (ii) in the event of the Executive’s Disability, through the Date of Termination pursuant to Section 4(a)(iii) hereof. Any benefits payable under insurance, health, retirement and bonus plans as a result of the Executive’s participation in such plans through the date of death or the Date of Termination pursuant to Section 4(a)(iii) hereof, as the case may be, shall be paid when due under those plans.

(d) Notwithstanding anything herein to the contrary, in the event of a termination pursuant to Section 4(a)(iv) hereof during the twenty four month period after a Change of Control (as hereinafter defined), the Company shall pay to the Executive, in lieu of any amounts or benefits the Executive may otherwise be entitled to receive pursuant to Section 5(b) hereof, an amount equal to the sum of (i) two (2) times the Executive’s then-current Salary, plus (ii) the Executive’s then-current Profit Bonus, payable in a single lump sum within 30 days following the Date of Termination (or any later date required pursuant to Section 9 hereof). In addition, the Executive shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in Section 3 hereof for a period of twenty-four (24) months after the Date of Termination, so long as the Executive is not in breach of, or has not breached, the terms and conditions of Section 7 hereof. The benefits provided under this Section 5(d) in any one calendar year shall not affect the amount of benefits provided in any other calendar year; the reimbursement of any eligible taxable expense shall be made on or before December 31 of the year following the year in which the expense was incurred; and Executive’s rights pursuant to this Section 5(d) shall not be subject to liquidation or exchange for another benefit. In addition, any payments by the Company for extended group health coverage provided to the Executive pursuant to this Section 5(d) shall be imputed as income to the Executive and any contributions from the Executive will be made on an after-tax basis.

(e) For purposes of this Agreement, a “Change in Control” shall have occurred if:

(i) a majority of the directors of the Company shall be persons other than persons: (A) for whose election proxies shall have been solicited by the Board, or (B) who are then serving as directors appointed by the Board to fill vacancies on the Board caused by death or resignation (but not by removal) or to fill newly-created directorships;

(ii) a majority of the outstanding voting power of the Company shall have been acquired or beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any successor rule thereto) by any person (other than the Company, a subsidiary of the Company or the Executive) or Group (as hereinafter defined), which Group does not include the Executive; or

(iii) there shall have occurred:

(A) a merger or consolidation of the Company with or into another corporation (other than (1) a merger or consolidation with a subsidiary of the Company or (2) a merger or consolidation in which (a) the holders of voting stock of the Company immediately prior to the merger as a class continue to hold immediately after the merger at least a majority of all outstanding voting power of the surviving or resulting corporation or its parent and (b) all holders of each outstanding class or series of voting stock of the Company immediately prior to the merger or consolidation have the right to receive substantially the same cash, securities or other property in exchange for their voting stock of the Company as all other holders of such class or series);

(B) a statutory exchange of shares of one or more classes or series of outstanding voting stock of the Company for cash, securities or other property;

(C) the sale or other disposition of all or substantially all of the assets of the Company (in one transaction or a series of transactions); or

(D) the liquidation or dissolution of the Company;

unless more than twenty-five percent (25%) of the voting stock (or the voting equity interest) of the surviving corporation or the corporation or other entity acquiring all or substantially all of the assets of the Company (in the case of a merger, consolidation or disposition of assets) or of the Company or its resulting parent corporation (in the case of a statutory share exchange) is beneficially owned by the Executive or a Group that includes the Executive.

(f) For purposes of this Agreement, “Group” shall mean any two or more persons acting as a partnership, limited partnership, syndicate, or other group acting in concert for the purpose of acquiring, holding or disposing of voting stock of the Company.

6. Representations and Warranties.

(a) The Executive represents and warrants to the Company that: (i) he has the full power and authority to execute, deliver and perform this Agreement, and that he has taken all actions necessary to secure all approvals required in connection herewith and therewith; (ii) this Agreement has been duly authorized, executed and delivered by him and constitutes his valid and binding agreement, enforceable against him in accordance with its terms; and (iii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, with the passage of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of or entitle any party to accelerate any obligation under or pursuant to, any material mortgage, lien, leases, agreement, instrument, order, arbitration award, judgment or decree to which he is a party or by which he or any of his assets are bound.

(b) The Company hereby represents and warrants to the Executive that: (i) this Agreement has been duly authorized, executed and delivered by it, and constitutes the valid and binding agreement of it, enforceable against it in accordance with its terms; (ii) it has the full power authority to execute, deliver and perform this Agreement and has taken all necessary action to secure all approvals required in connection herewith; and (iii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, with the passage of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of or entitle any party to accelerate any obligation under or pursuant to, its charter or bylaws or any material mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which it is a party or by which it or any of its assets are bound.

7. Restrictive Covenants.

(a) The Executive hereby acknowledges that (i) he may obtain in the course of his employment with the Company, as contemplated by this Agreement, knowledge of the business of the Company and the Company which, if exploited by him, in contravention of this Agreement, would seriously adversely and irreparably affect the value of the Company and its operations; (ii) the provisions of this Section 7 are reasonable and necessary to protect the legitimate interests of the Company; (iii) any violation of this Section 7 will result in irreparable injury to the Company and that damages at law would not be reasonable or adequate compensation to the Company for a violation of this Section 7; and (iv) in the course of his employment with the Company, as contemplated by this Agreement, and as a result of the position of trust that he will hold under this Agreement, he will obtain private and confidential information, trade secrets and proprietary data relating to the Company and its subsidiaries and affiliates, including, without limitation, financial information, customer information and other data that are valuable assets and property rights of the Company and its subsidiaries and affiliates (collectively referred to as “Confidential Information”). The Executive hereby covenants and agrees with the Company that he will not, directly or indirectly:

1. while he is in the Company’s employ and through the period ending one (1) year after the termination of his employment for any reason whatsoever (whether voluntarily or involuntarily), disclose or use or otherwise exploit for his own benefit, or the benefit of any other person, except as may be necessary in the performance of his duties hereunder, any Confidential Information disclosed to the Executive or of which the Executive became aware by reason of his employment with the Company;

2. while he is in the Company’s employ and during the period ending one (1) year after (A) the expiration of the Term or (B) the termination of this Agreement pursuant to Section 4(a)(v)(2) or Section 4(a)(vi) hereof, solicit or divert or take away to any Competing Business (as hereinafter defined), on his own behalf or in the service of or on behalf of any Competing Business, or attempt to solicit or divert or take away to any such Competing Business, any person or entity who or which was a customer of the Company with whom the Executive had material contact on behalf of the Company at any time during the 12-month period immediately preceding the termination of employment;

3. while he is in the Company’s employ and during the period ending one (1) year after (A) the expiration of the Term or (B) the termination of this Agreement pursuant to Section 4(a)(v)(2) or Section 4(a)(vi) hereof, solicit, recruit or hire away, or attempt to solicit, recruit or hire away, directly or by assisting others, any employee of the Company, whether or not such employee is a full-time employee or a temporary employee of the Company and whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will; and

4. while he is in the Company’s employ and during the period ending one (1) year after (A) the expiration of the Term or (B) the termination of this Agreement pursuant to Section 4(a)(v)(2) or Section 4(a)(vi) hereof, provide services which are the same or substantially similar to his services to the Company to or on behalf of any Competing Business in the Area.

(b) In addition to all other remedies provided at law or in equity, the Company may petition and obtain from a court of law or equity both temporary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security to prevent a breach by the Executive of any covenant contained in this Section 7, as well as to an equitable accounting of all earnings and profits and other benefits arising out of any such violations.

(c) The Executive agrees that upon the termination of his employment for any reason whatsoever (whether voluntarily or involuntarily) he will not take with him or retain without written authorization, and he will promptly deliver to the Company, originals and all copies of all papers, files or other documents containing any Confidential Information and all other property belonging to the Company and in his possession or under his control.

(d) For purposes of this Section 7, the term (i) “Area” means the States of Florida and Georgia; and (ii) “Competing Business” means any person or entity engaged in the contract guard service business for commercial customers.

8. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and deemed to have been given when delivered in person or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail, registered or certified, return receipt requested, postage prepaid, simultaneously dispatched) to the addresses specified below.

If to the Executive:	Nicolas V. Chater
Tri-S Security Corporation
Royal Centre One
11675 Great Oaks Way, Suite 120
Alpharetta Georgia 30022
Attention: Chief Financial Officer
Facsimile: (678) 808-1551

If to the Company:	Tri-S Security Corporation
Royal Centre One
11675 Great Oaks Way, Suite 120
Alpharetta Georgia 30022
Attention: Chief Executive Officer
Facsimile: (678) 808-1551

or to such other address or fax number as either party may from time to time designate in writing to the other.

9. Compliance with Code Section 409A. With respect to any payments under this Agreement that are deemed to be deferred compensation subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”), such payments are intended to comply with the requirements of Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, if, at the time of the Executive’s termination of employment with the Company, the Company’s securities are publicly traded on an established securities market and the Executive is a “specified employee” (as defined in Section 409A of the Code) and the deferral of the commencement of any payments or benefits otherwise payable pursuant to this Agreement as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of such payments (without any reduction in such payments ultimately paid or provided to the Executive) that are not paid within the short-term deferral rule under Section 409A of the Code (and any regulations thereunder) and that are not exempt from Section 409A as separation pay due to involuntary separation from service under 1.409A-1(b)(9)(iii) until the date that is six (6) months following the Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code). Any amounts the payment of which is postponed pursuant to Section 409A of the Code shall be paid in a lump sum payment within ten (10) days after the end of such six-month period. If the Executive dies during the postponement period prior to the payment of a postponed amount, then the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death. For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

10. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes all prior or contemporaneous agreements and understandings, whether oral or written, with respect to the same. Except as provided in Section 9 hereof, no modification, alteration, amendment or rescission of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by both parties hereto.

11. Governing Law. This Agreement and the rights and duties of the parties hereunder shall be governed by, construed under and enforced in accordance with the laws of the State of Georgia.

12. Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. The rights, duties and obligations under this Agreement are assignable by the Company to a successor of all or substantially all of the business or assets of the Company. The rights, duties and obligations of the Executive under this Agreement shall not be assignable.

13. Survival. The respective obligations of the parties under Sections 5 and 7 hereof shall survive the termination of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered, and the Executive has executed and delivered this Agreement, all as of the day and year first above written.

TRI-S SECURITY CORPORATION

By:	/s/ Ronald G. Farrell
Its:	Chairman/CEO

/s/ NICOLAS V. CHATER
NICOLAS V. CHATER